Exhibit 99.1

Great Basin Scientific Prices $2.7 Million Registered Offering of Units

Salt Lake City, June 20, 2017 - Great Basin Scientific, Inc. (OTCQB: GBSN) (the “Company” or “Great Basin”), a molecular diagnostics company, today announced it has priced a registered offering of 8.9 million units consisting of Class A Units and Class B Units at unit prices of $0.30 and $0.29, respectively. Gross proceeds before expenses are expected to be approximately $2.7 million.

Each Class A Unit will consist of one share of common stock and one Series J Warrant. Each Series J Warrant will entitle the holder to purchase 2.5 shares of common stock at an exercise price of $0.30 per share, and is exercisable immediately for a period of 60 days following the date of issuance. Class B Units are being offered to any purchaser whose purchase of Class A Units would result in that purchaser owning more than 4.99% or 9.99%, at the purchaser’s election, of the Company’s issued and outstanding common stock following consummation of the offering. Each Class B Unit consists of one pre-funded Series K Warrant and one Series J Warrant. The Series K Warrants will be exercisable immediately after issuance and until they are exercised in full thereafter at an exercise price of $0.30 per share, of which $0.29 per share will be paid at the closing with $0.01 per share payable upon exercise of the Series K Warrant.

Roth Capital Partners acted as the exclusive placement agent for the offering. After placement agent fees and estimated offering expenses payable by Great Basin, the Company expects to receive net proceeds from the sale of the units of approximately $2.0 million. The offering is expected to close on or about June 21, 2017, subject to customary closing conditions. Great Basin intends to use the net proceeds of the offering to fund research and development, for sales and marketing expenses, the redemption of certain notes, and for general corporate purposes, including working capital.

The units, shares of common stock, Series J Warrants, Series K Warrants and the shares issuable upon exercise of the Series J Warrants and Series K Warrants are being offered by Great Basin Scientific, Inc. pursuant to a registration statement on Form S-1, as amended (File No. 333-216045) (the “Registration Statement”) previously filed with and subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”). A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

Copies of the preliminary prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease.

Forward-Looking Statements

This press release includes forward-looking statements regarding the registered offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to: market conditions; risks associated with the cash requirements of our business; and other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the risks set forth in the Company’s Registration Statement. These forward-looking statements speak only as of the date hereof, and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

Contact:

Betsy Hartman

Great Basin Scientific

385.215.3372

ir@gbscience.com

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